Exhibit 107

Calculation of Fling Fee Tables

Form S-3

(Form Type)

Realty Income Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid:	Equity	Common Stock, $0.01 par value per share, of Realty Income Corporation (1)	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)(5)

	Equity	Preferred Stock, $0.01 par value per share, of Realty Income Corporation (4)	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)(5)
	Equity	Depositary Shares of Realty Income Corporation	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)(5)

	Other	Warrants	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)(5)
	Debt	Debt Securities	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(3)	(3)(5)
Fees Previously Paid	N/A	—	—	—	—	—	—	—
Carry Forward Securities	N/A	—	(5)	(5)	—	—	—	(5)

	Total Offering Amounts:							(2)
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—

	Net Fee Due:							(3)(5)

(1)	Includes shares of common stock of Realty Income Corporation, if any, issuable upon conversion, exchange, exercise or settlement of the preferred stock, debt securities or warrants whose offer and sale are registered by the registration statement to which this exhibit is attached.
(2)	The offer and sale of an unspecified number of the securities of each identified class are being registered for possible issuance, including upon exercise, conversion, exchange or settlement of other securities or as part of units.
(3)	The payment of all applicable registration fees is being deferred pursuant to Rules 456(b) and 457(r).
(4)	Includes shares of preferred stock of Realty Income Corporation, if any, issuable upon conversion, exchange, exercise or settlement of any other class or series of preferred stock, or of any debt securities or warrants, whose offer and sale are registered by the registration statement to which this exhibit is attached.
(5)	The securities registered hereby include 87,598,869 shares of our common stock that were previously registered pursuant to our registration statement on Form S-3 (Registration No. 333-257510) (the “Prior Registration Statement”) but that have not been sold (the “Unsold Securities”). The Unsold Securities consist of 10,928,639 shares of our common stock previously registered for sale pursuant to our dividend reinvestment and stock purchase plan and 76,670,230 shares of our common stock previously registered for sale pursuant to our at-the-market (“ATM”) program. Filing fees totaling $570,531.22 were previously paid in connection with the registration of the Unsold Securities, which filing fees will continue to be applied to such Unsold Securities pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”). In that regard, $59,996.81 of such filing fees will continue to be applied to the aforesaid 10,928,639 shares of our common stock to be offered pursuant to our dividend reinvestment and stock purchase plan and $510,534.41 of such filing fees will continue to be applied to the aforesaid 76,670,230 shares of our common stock to be offered pursuant to our ATM program.